UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 18, 2005

AmeriGas Partners, L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13692	23-2787918
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No. Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 18, 2005, the Registrant's subsidiary, AmeriGas Propane, L.P. ("Company") borrowed $35 million under a Credit Agreement, dated as of April 18, 2005 ("Agreement"), among the Company, as Borrower, AmeriGas Propane, Inc., as a Guarantor, Petrolane Incorporated, as a Guarantor, Wachovia Bank, National Association, as Agent, and the other financial institutions party thereto. The borrowing matures on October 1, 2006. Upon notice to the Agent, the Company may prepay the outstanding principal amount of the borrowing, in whole or in part, without premium or penalty.

The Company's obligations under the Agreement are secured, on an equal and ratable basis, with its obligations under its Note Agreements dated as of April 19, 1995, March 15, 1999 and March 15, 2000, and its Credit Agreement dated as of August 28, 2003, each as amended to date. The proceeds of the loan were used to refinance, in part, $53.8 million of the Company's first mortgage notes due April 2005.

At the Company's election from time to time, the borrowing will bear interest, in whole or in part, at (i) the base rate, defined as the higher of the Federal Funds rate plus 0.50% or the Agent bank's prime rate, or (ii) at a two-week, one-,two-,three-,or six-month eurodollar rate, as defined in the Agreement, plus a margin. The margin on eurodollar rate borrowings (which ranges from 1.00% to 2.25%) is dependent upon the Company's ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), as defined in the Agreement. For an initial interest period of 6 months, the Company elected to have the full amount of the borrowing bear interest at a eurodollar rate plus 1.00%.

The Agreement includes usual and customary covenants for credit agreements of this type, including covenants restricting the incurrence of additional indebtedness, liens, guarantees, investments, loans and advances, payments, mergers, consolidation, asset transfers, transactions with affiliates, sales of assets, acquisitions and other transactions. In addition, the Company must maintain a ratio of total indebtedness to EBITDA, as defined in the Agreement, equal to or less than 4.75 to 1 and a ratio of EBITDA to interest expense of at least 2.25 to 1. In addition, the failure of UGI Corporation to own directly or indirectly 100% of the general partnership interests in the Company and at least a 30% ownership interest in the Company would consititue an event of default under the Agreement.

In the event of a default by the Company, the Agent shall, at the request of, or may, with the consent of, the required banks, declare the amounts outstanding under the Agreement, including all accrued interest and unpaid fees, payable upon demand. For events of default relating to insolvency, bankruptcy or receivership, the amounts outstanding become payable automatically, without further action of the Agent or any lender.

A copy of the Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Wachovia Bank, National Association is Agent, Issuing Bank and Swing Line Bank, and a lender to the Company under the Company's Credit Agreement dated as of August 28, 2003. In addition, affiliates of Wachovia Bank, National Association have in the past, and may in the future, provide the Registrant with investment banking services for which they have received, and in the future may receive, customary compensation.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Company's entry into a $35 million term loan dated as of April 18, 2005, is hereby incorporated into Item 2.03 (a) by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Credit Agreement, dated as of April 18, 2005, among AmeriGas Propane, L.P., as Borrower, AmeriGas Propane, Inc., as a Guarantor, Petrolane Incorporated, as a Guarantor, Wachovia Bank, National Association, as Agent, and the other financial institutions party thereo.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriGas Partners, L.P.

April 22, 2005	By:	Robert W. Krick

Name: Robert W. Krick
Title: Vice President and Treasurer of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P.

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 18, 2005, among AmeriGas Propane, L.P., as Borrower, AmeriGas Propane, Inc., as a Guarantor, Petrolane Incorporated, as a Guarantor, Wachovia Bank, National Association, as Agent, and the other financial institutions party thereto